EXHIBIT 10.38
Amendment Number ONE
to the
Regions Financial Corporation Supplemental 401(k) Plan
RESTATED AS OF JANUARY 1, 2014
(the “Plan”)

WHEREAS, Regions Financial Corporation (the “Corporation”) maintains a nonqualified deferred compensation plan known as the Regions Financial Corporation Supplemental 401(k) Plan (the “Plan”); and

WHEREAS, the Corporation desires to amend the Plan, effective as of January 1, 2015, to eliminate any requirement that matching contributions made by the Corporation be automatically invested in common stock of the Corporation.

NOW, THEREFORE, the Corporation hereby amends the Plan, effective as of January 1, 2015, as follows:

1.    Amend Section 5.2 by inserting the following as a new subsection (c) at the end thereof:

(c)    Notwithstanding the foregoing, on and after January 1, 2015, the Plan, shall credit notional earnings on Accounts according to the direction of the Administrator. The Administrator may follow, in its discretion, notional investment requests of the Participant, although the Administrator is under no requirement to do so. Notional investment requests by a Participant must be made in a manner acceptable to the Administrator. Amounts contributed to a Trust may be actually invested in an employer stock fund or another fund requested by the Participant for the purpose of generating earnings to satisfy this Section. With respect to an employer stock fund, the experience of a unitized employer stock fund may be utilized to calculate earnings. The investment choices under the Plan may be similar to the investment choices available to participants in the Regions 401(k) Plan.
2.    Except as otherwise amended herein, the Plan shall continue in full force and effect.

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